Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 8, 2014, except for the effects of the reverse stock split described in Note 2 as to which the date is October 31, 2014, relating to the consolidated financial statements of Nevro Corp., which appears in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-199156).  We also consent to the reference to us under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form S-1 incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
November 5, 2014